UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2026

PROFOUND MEDICAL CORP.

(Exact name of Registrant as Specified in Its Charter)

Ontario, Canada	001-39032	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Skymark Avenue, Unit 6
Mississauga, Ontario, Canada		L4W 5K5
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 647-476-1350

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	PROF	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2026, Kris Shah notified the Board of Directors (the “Board”) of Profound Medical Corp. (the “Company”) of his resignation from the Board, effective immediately. This resignation was not the result of any disagreement with the Company.

Effective immediately upon such resignation, the Board appointed Frank Baylis to serve as a director to fill the vacancy created by Mr. Shah’s resignation. Mr. Baylis will serve until the Company’s 2026 annual meeting of stockholders and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

There are no arrangements or understandings between Mr. Baylis and any other person pursuant to which he was appointed as a director, and there are no family relationships between Mr. Baylis and any director or executive officer of the Company. There are no transactions to which the Company is a party and in which Mr. Baylis has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Baylis will be entitled to the compensation paid by the Company to its non-employee directors, including an annual retainer of $50,000 for service on the Board (pro-rated for the portion of the year in which he serves as a member of the Board) and will be eligible to receive an annual equity award.

Mr. Baylis also entered into the Company’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFOUND MEDICAL CORP.

Date:	March 10, 2026	By:	/s/ Rashed Dewan
Rashed Dewan
Chief Financial Officer